SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Human Genome Sciences, Inc.

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HUMAN GENOME SCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 20, 2010

To the Stockholders of Human Genome Sciences, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Human Genome Sciences, Inc., a Delaware corporation (the “Company”), will be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Thursday, May 20, 2010 at 9:30 a.m., local time, for the following purposes:

1.	To elect all nine directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on March 26, 2010 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2009.

By Order of the Board of Directors,

James H. Davis, Secretary

Rockville, Maryland
April 7, 2010

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road
Rockville, Maryland 20850

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of Human Genome Sciences, Inc., a Delaware corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Thursday, May 20, 2010 at 9:30 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The solicitation is being made primarily through the mail, but our directors, officers and employees may also engage in the solicitation of proxies by telephone. We have retained the services of Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson Shareholder Communications, Inc. will solicit proxies by personal interview, telephone, facsimile and mail. It is anticipated that the fee for those services will not exceed $9,000 plus reimbursement for out-of-pocket expenses. The cost of soliciting proxies will be borne by us. Other than the compensation of Georgeson Shareholder Communications, Inc., no compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

This Proxy Statement and the accompanying form of proxy are being sent to stockholders on or about April 7, 2010.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with our Secretary, by delivering to us a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of March 26, 2010 in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

The close of business on March 26, 2010 has been fixed by our Board of Directors as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 187,334,430 shares of our common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 93,667,216 shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, including the election of the board of directors, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. This is called a “broker non-vote.”

Directors are elected by a plurality and nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of our Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by writing the number designating such nominee’s name on the proxy card in the space provided. A stockholder may, with respect to each other matter specified in the notice of the meeting, (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy, the shares will be voted FOR the election of the named director nominees and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by the inspector of election designated by the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.proxyvote.com.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF DIRECTORS

The directors listed below have been nominated for election to hold office until the next Annual Meeting or until their successors are elected and shall qualify.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

The Board of Directors has determined that all of our current directors are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our directors has the tangible and intangible skills and attributes which we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of our directors.

Set forth below is information concerning the nominees.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Richard J. Danzig	65	2001
Member of our Audit Committee and Finance Committee. Consultant to U.S. government on biological terrorism and Chairman of the Board of Directors of The Center for a New American Security. Mr. Danzig is a Senior Advisor to the Center for Strategic and International Studies and the Center for Naval Analyses. He is also a member of the Defense Policy Board and the U.S. Military European Command Advisory Board. He serves on the Boards of Directors of National Semiconductor Corporation, a public company, and several private companies, including Saffron Hill Investors Guernsey, the RAND Corporation and the Partnership for Public Service. He served as Secretary of the Navy from 1998 to 2001 and as Under Secretary of the Navy from 1993 to 1997. He was a Traveling Fellow of the Center for International Political Economy and an Adjunct Professor at Syracuse University’s Maxwell School of Citizenship & Public Affairs between 1997 and 1998. He was a partner in the law firm of Latham & Watkins from 1981 to 1993. Mr. Danzig received a B.A. degree from Reed College, a J.D. degree from Yale University, and Bachelor of Philosophy and Doctor of Philosophy degrees from Oxford University.

We believe that Mr. Danzig’s qualifications to serve on our Board of Directors include his experience in government, including his prior role as Secretary of Navy, his prior legal experience and his position as a director of other public companies.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Jürgen Drews, M.D.	76	1998
Member of our Nominating and Governance Committee. Dr. Drews served as Chairman and Partner of International Biomedicine Management Partners, Basel, Switzerland, from 1997 to 2001, Managing Partner of Bear Stearns Health Innoventures from 2001 to 2004, member of the Executive Committee of the Roche Group, Hoffman-La Roche, Inc., from 1986 until his retirement in 1998, President, Global Research for the Roche Group from 1996 until 1998 and President, International Research and Development at the Roche Group from 1991 until 1996. Before joining Roche in 1985, Dr. Drews was Head of International Pharmaceutical Research and Development of Sandoz, Ltd. in Basel, Switzerland. Dr. Drews serves as Chairman of the Board of Directors of Agennix, AG, and is a member of the Board of Directors of MorphoSys GmbH, both private companies based in Germany.

We believe that Dr. Drews’s qualifications to serve on our Board of Directors include his pharmaceutical research and development experience at the Roche Group, his international experience with Sandoz Ltd., and his extensive experience in the investment banking and private equity industries.

Maxine Gowen, Ph.D.	52	2008
Member of our Nominating and Governance Committee. Dr. Gowen is the President and Chief Executive Officer of Trevena, Inc., a privately-held drug discovery company. Prior to joining Trevena, Dr. Gowen was Senior Vice President of GSK’s Center of Excellence for External Drug Discovery. In that position, Dr. Gowen built and led a new R&D division with a mission to create a drug discovery portfolio through business development alliances with innovative healthcare companies. She joined GSK in 1992 to lead the Musculoskeletal Diseases Division, where she initiated and led a number of preclinical and clinical development programs. Before GSK, Dr. Gowen was Senior Lecturer and Head, Bone Cell Biology Group, Department of Bone and Joint Medicine, of the University of Bath, U.K. Dr. Gowen has been honored with a number of research awards and prizes, has authored more than 125 peer-reviewed publications, reviews and book chapters, and holds a number of patents. She received her Ph.D. from the University of Sheffield, U.K., an M.B.A. with academic honors from The Wharton School of the University of Pennsylvania, and a B.Sc. with Honors in Biochemistry from the University of Bristol, U.K.

We believe that Dr. Gowen’s qualifications to serve on our Board of Directors include her significant experience in the drug discovery field, including her position as CEO of Trevena, Inc. and her prior positions at GSK.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Tuan Ha-Ngoc	58	2005
Chair of our Audit Committee and member of our Compensation Committee. Mr. Ha-Ngoc is President and CEO of AVEO Pharmaceuticals, Inc., a public biopharmaceutical company focused on the discovery and development of novel cancer therapeutics. From 1999 to 2002, he was co-founder, President and CEO of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, Mr. Ha-Ngoc was Corporate Vice President of Strategic Development for Wyeth, following Wyeth’s acquisition of Genetics Institute, where Mr. Ha-Ngoc served as Executive Vice President with responsibility for corporate development, commercial operations and European and Japanese operations. Prior to joining Genetics Institute in 1984, Mr. Ha-Ngoc held various marketing and business positions at Baxter Healthcare, Inc. He received his M.B.A. degree from INSEAD and his Master’s degree in pharmacy from the University of Paris, France. Mr. Ha-Ngoc serves on the Board of Directors of AVEO Pharmaceuticals, Inc., and on the Boards of Directors of a number of academic and nonprofit organizations, including the Harvard School of Dental Medicine, the Tufts School of Medicine, the Boston Philharmonic Orchestra, and the International Institute of Boston. Mr. Ha-Ngoc served on the Board of Directors of ArQule, Inc., from 2002 until 2006.

We believe that Mr. Ha-Ngoc’s qualifications to serve on our Board of Directors include his significant experience in the cancer research field and corporate strategy development, including his leadership role as CEO at AVEO Pharmaceuticals, Vice President for Strategic Development at Wyeth and his experiences in commercializing potential drug candidates at Genetics Institute and Baxter Healthcare, including his international commercialization experience in Europe and Japan.

		Director
Name	Age	Since	Principal Occupation and Business Experience

A. N. “Jerry” Karabelas, Ph.D.	57	2002
Chairman of the Board, Chair of the Finance Committee and member of our Compensation Committee. Dr. Karabelas has been a Partner of Care Capital LLC since 2001. He served as Founder and Chairman of Novartis BioVenture Fund from 2000 to 2001, Head of Healthcare and CEO of Worldwide Pharmaceuticals at Novartis, AG from 1998 to 2000, Executive Vice-President, Pharmaceuticals at SmithKline Beecham from 1997 to 1998, President, North American Pharmaceuticals at SmithKline Beecham from 1993 to 1997, and Vice President of U.S. Marketing, SmithKline Beecham, from 1990 to 1993. Dr. Karabelas is a Visiting Committee Member of MIT Health Studies & Technology, Chairman of the Board of Vanda Pharmaceuticals Inc., a public company, and serves on the boards of several private companies, including Chairman of the Board of Directors of Cyreniac Pharmaceutical, Inc., member of the Board of Edusa Pharmaceuticals, Inc., and member of the Board of Directors of Inotek, Inc.

We believe that Dr. Karabelas’s qualifications to serve on our Board of Directors include his substantial experience in finance and investment banking and his prior roles at Novartis and SmithKline Beecham where he was responsible for the marketing and commercialization of new drug candidates.

John L. LaMattina, Ph.D.	60	2008
Member of our Compensation Committee. Dr. LaMattina served as Senior Vice President, Pfizer Inc., and President, Pfizer Global Research & Development from 2003 to 2007. Dr. LaMattina joined Pfizer Inc. in 1977 and held positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999. Dr. LaMattina is a Senior Partner at PureTech Ventures. He also serves on the Board of Trustees of Boston College, the Board of Directors of the Terri Brodeur Breast Cancer Foundation, the Scientific Advisory Board of Trevena, Inc. and as the Chair of the Strategic Advisory Committee for Bilcare Corporation. He holds a number of U.S. patents and is the author of a number of scientific publications, including a book entitled: “Drug Truths — Dispelling the Myths of Pharma R&D”. He graduated cum laude from Boston College with a B.S. in Chemistry and received a Ph.D. in Organic Chemistry from the University of New Hampshire. He previously served on the Board of Directors of Thermo Electron Corporation from 2004 to 2006 and the Neurogen Corporation from 2008 to 2009.

We believe that Dr. LaMattina’s qualifications to serve on our Board of Directors include his substantial experience in drug discovery and development, including his prior positions with Pfizer, Inc.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Augustine Lawlor	53	2004
Chair of our Compensation Committee and member of our Audit Committee and Finance Committee. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC. Prior to joining HealthCare Ventures in 2000, Mr. Lawlor served as Chief Operating Officer of LeukoSite from 1997 to 2000. Before joining LeukoSite, Mr. Lawlor served as Chief Financial Officer and Vice President of Corporate Development of Alpha-Beta Technology. He was previously Chief Financial Officer and Vice President, Business Development, of BioSurface Technology. Mr. Lawlor serves on the Board of Directors of Cardiovascular Systems, Inc., a public company, and a number of private companies, including: Catalyst; GlobeImmune, Inc.; FoldRx Pharmaceuticals, Inc.; Synovex; U.S. Genomics, Inc.; and VaxInnate, Corp. He received a B.A. degree from the University of New Hampshire, where he was elected to Phi Beta Kappa, and received a master’s degree in management from Yale University.

We believe that Mr. Lawlor’s qualifications to serve on our Board of Directors include his significant experience in venture financing, his financial and operational experience with other public pharmaceutical companies and his experience in new drug development at LeukoSite and Alpha-Beta Technology.

H. Thomas Watkins	57	2004
Serves as our Chief Executive Officer, President and as a director. Mr. Watkins joined us in 2004. From 1998 to 2004, he served as President of TAP Pharmaceutical Products, Inc. He was employed by Abbott Laboratories from September 1985 to August 1998 in various positions in the Pharmaceutical Products Division, Diagnostics Division and Health Systems Division. Mr. Watkins serves on the Boards of Directors of Vanda Pharmaceuticals, Inc., a public company, the U.S. Chamber of Commerce, the Biotechnology Industry Organization (BIO), and the National Symphony Orchestra. Mr. Watkins is a Trustee of The College of William and Mary Foundation and a member of the Board of Trustees of The Mason School of Business of The College of William and Mary. Mr. Watkins holds a masters degree in Business Administration from the University of Chicago Graduate School of Business and a bachelor’s degree in Business Administration from the College of William & Mary.

We believe that Mr. Watkins’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer and his significant experience in the pharmaceuticals industry.

		Director
Name	Age	Since	Principal Occupation and Business Experience

Robert C. Young, M.D.	70	2005
Chair of our Nominating and Governance Committee. Dr. Young is President of RCY Medicine, a health policy consulting firm. He formerly served as Chancellor of Fox Chase Cancer Center in Philadelphia, Pennsylvania from 2007 through 2009, and as President of Fox Chase from 1988 to 2007. From 1974 to 1988, he was employed at the National Cancer Institute as Chief, Medicine Branch. Dr. Young was Chairman of the Board of Scientific Advisors of the National Cancer Institute (NCI) from 2004 to 2009 and formerly served on the National Cancer Policy Board at the Institute of Medicine. He is a past President of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society. He was awarded ASCO’s Distinguished Service Award for Scientific Leadership in 2004 and was co-recipient of the 2002 Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research for his research in ovarian cancer. He also serves on the Boards of Directors of West Pharmaceutical Services, Inc. and AVEO Pharmaceuticals, Inc., public companies, and is past Chairman of the Comprehensive Cancer Network. Dr. Young serves as Chairman of the editorial board of Oncology Times. Dr. Young received his B.Sc. degree in zoology in 1960 from Ohio State University and his M.D. in 1965 from Cornell University Medical College. Following his internship at New York Hospital, he completed his residency at NCI and Yale-New Haven Medical Center. He is board-certified in internal medicine, hematology and oncology by the American Board of Internal Medicine.

We believe that Dr. Young’s qualifications to serve on our Board of Directors include his substantial experience in cancer research as head of the Fox Chase Cancer Center and as Chairman of the Board of Scientific Advisors of the National Cancer Institute as well as his prior role with the National Cancer Policy Board at the Institute of Medicine, as well as his accomplished background as a board-certified physician.

The Board of Directors recommends that you vote FOR all the nominees under Proposal 1.

Information Regarding the Board of Directors and Certain Committees

The Board of Directors held eleven meetings during 2009. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which the director was a member during 2009. We expect each member of our Board of Directors to attend the Annual Meeting and all future meetings of stockholders. In 2009, nine members of the Board of Directors attended the annual meeting of stockholders. The Board of Directors has determined that each member of the Board of Directors, other than Mr. Watkins, is independent in accordance with applicable rules of The NASDAQ Stock Market. Non-management directors meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings. Dr. Karabelas, our Chairman of the Board, has been designated by the Board of Directors to act as the presiding director for such executive sessions of non-management directors.

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Finance Committee. The Board of Directors has adopted a written charter for each of these committees, copies of which are available on our website at www.hgsi.com.

The Audit Committee, currently consisting of Messrs. Ha-Ngoc, Danzig and Lawlor, provides the opportunity for direct contact between our independent registered public accounting firm and our Board of Directors. Our Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market and Messrs. Ha-Ngoc and Lawlor meet the criteria of the Securities and Exchange Commission for an “audit committee financial expert.” The Audit Committee engages the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, reviews the adequacy of our internal accounting controls and oversees our financial reporting process. The Audit Committee held five meetings during 2009. A copy of the Audit Committee Report is included in this Proxy Statement on page 16.

The Compensation Committee, currently consisting of Drs. Karabelas and LaMattina and Messrs. Lawlor and Ha-Ngoc, determines all compensation paid or awarded to our executive officers and senior officers (those with the rank of vice president or above) and administers our Stock Incentive Plan and our Employee Stock Purchase Plan. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market. The Compensation Committee held four meetings during 2009. A copy of the Compensation Committee Report on Executive Compensation is included in this Proxy Statement on page 27.

The Nominating and Governance Committee, currently consisting of Drs. Drews, Young and Gowen, is responsible for reviewing our corporate governance principles, proposing a slate of directors for election by our stockholders at each annual meeting, and proposing candidates to fill any vacancies on our Board of Directors. Our Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market. The committee is responsible for considering nominees for Board membership recommended by stockholders. Subject to complying with our by-laws, any stockholder wishing to propose a nominee may submit a recommendation in writing to our Secretary, indicating the nominee’s qualifications and other relevant biographical information. The Nominating and Governance Committee did not hold any meetings during 2009.

The Finance Committee, currently consisting of Dr. Karabelas and Messrs. Danzig and Lawlor, reviews and monitors our financial plans and programs and capital structure. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market. The Finance Committee held two meetings during 2009.

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating and Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on our website at www.hgsi.com. We continue to monitor our corporate governance guidelines to comply with rules adopted by the Securities and Exchange Commission and The NASDAQ Stock Market and industry practice.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on our website at www.hgsi.com. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

Board of Directors Leadership Structure

We separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors and executive sessions of the Board of Directors. Our CEO serves on our Board of Directors, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

The Role of the Board of Directors in Risk Oversight

The role of the Board of Directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board of Directors (or the appropriate committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board of Directors at the next meeting of the Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Nominations Process

The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and to provide insight and practical wisdom based on experience. In identifying candidates for membership on our Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to our company and, consistent with the objective of having a diverse and experienced Board of Directors, the ability and willingness to exercise sound business judgment, the ability to work well with others, and the willingness to assume the responsibilities required of a director of our company. Each member of our Board of Directors must represent the interests of our stockholders. The Nominating and Governance Committee also reviews and determines whether existing members of our Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board of Directors.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. The

Nominating and Governance Committee considers stockholder recommendations for candidates for our Board of Directors that are properly submitted in accordance with our by-laws. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Stock Ownership and Retention Guidelines for Non-Employee Directors

The Board of Directors believes that non-employee directors should have a significant personal financial stake in our performance. Consequently, each non-employee director shall acquire and hold shares of our common stock having an initial investment value equal to two times his or her annual cash retainer. Directors in office as of December 31, 2008 have an ownership goal of $50,000. Directors who join the Board of Directors after such date will have an investment goal of two times the annual cash retainer in effect on the date they join the Board of Directors. For purposes of this guideline, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Directors are expected to achieve this investment goal within three years after the Board’s adoption of the ownership and retention guidelines or the director’s appointment to the Board of Directors, whichever is later. Upon meeting the initial investment goal, that number of shares becomes fixed and must be maintained until the end of the director’s service on the Board of Directors. A director’s ownership requirement will not change as a result of changes in his or her retainer fee or fluctuations in our common stock price. Until the investment goal is achieved, the director is required to retain “net gain shares” resulting from the exercise of stock options or the vesting of restricted stock granted under our equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the exercise or vesting event (assuming for this purpose a flat 40 percent tax rate). As of the date of this proxy statement, all of our non-employee directors are in compliance with the stock ownership and retention guidelines.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to Human Genome Sciences, Inc., c/o Audit Committee Chair, 14200 Shady Grove Road, Rockville, Maryland 20850. These communications will not be screened by management prior to receipt by the Audit Committee Chair.

Identification of Executive Officers

Set forth below is certain information regarding the positions and business experience of each executive officer who is not also a director.

Executive Officer	Age	Positions

Susan D. Bateson	55	Ms. Bateson serves as our Senior Vice President, Human Resources, and has served with us since January 1997. Prior to joining us, Ms. Bateson served as Director of Human Resources and Administration at the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., in Washington, D.C., from May 1994 to December 1996. From 1983 to 1994, Ms. Bateson was employed by J.P. Morgan & Co., Incorporated where she served in various leadership roles within Human Resources in J.P. Morgan’s New York, Delaware, and London offices. Earlier in her career, Ms. Bateson held various human resources positions with Citicorp and was a financial analyst at Bankers Trust. Ms. Bateson earned her M.B.A. in International Management from New York University’s Stern School of Business and her B.A., cum laude, in Economics from Mount Holyoke College. Ms. Bateson currently serves on the Board of Trustees of Mount Holyoke College, where she chairs the Audit Committee, and on the Board of Advisors of The Universities at Shady Grove, where she chairs the Communications Committee.

James H. Davis, Ph.D., J.D.	58	Dr. Davis is our Executive Vice President, General Counsel and Secretary, and has served with us since May 1997. From 1995 to 1997, Dr. Davis was Of Counsel to the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P. Prior to this time, Dr. Davis served in a number of capacities with an agricultural biotechnology company, Crop Genetics International, including General Counsel from 1988 to 1995, Vice President of Research and Development from 1990 to 1995, Secretary from 1990 to 1995 and a member of the Board of Directors from 1992 to 1995. Prior to joining Crop Genetics, Dr. Davis was a Partner in the Washington, D.C. office of Weil, Gotshal & Manges. Dr. Davis received his doctorate degree in Organic and Theoretical Chemistry from the California Institute of Technology, his law degree from the University of Virginia and his Bachelor of Science and Master of Science in Chemistry from Yale University. Dr. Davis serves on the Board of Directors of the Leukemia and Lymphoma Society.

Executive Officer	Age	Positions

Barry A. Labinger	46	Mr. Labinger serves as our Executive Vice President and Chief Commercial Officer, and has served with us since August of 2005. He has also served as our Chief Financial Officer on an interim basis from March 3, 2010 to March 22, 2010 and served in that capacity from December of 2005 until July of 2006. From 2002 to 2005, he led the global pharmaceutical business at 3M Company as Division Vice President. From 2000 to 2002 at Immunex Corporation, Mr. Labinger was Senior Vice President and General Manager, Commercial Operations and Vice President of Marketing. He held commercial leadership positions at Bristol-Myers Squibb from 1997 to 2000, including Senior Director, Diabetes Marketing. From 1990 to 1997, he served in various sales and marketing positions at Abbott Laboratories. Mr. Labinger holds a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Curran M. Simpson	48	Mr. Simpson serves as our Senior Vice President, Operations, and has served with us since March 2003. Prior to joining us, Mr. Simpson was Director, Manufacturing Sciences at Biogen, Inc. from 2001 to 2003. He served as Director, Engineering at Covance Biotechnology Services, Inc. from 1999 to 2001. He served as Recovery Technology Coordinator, Worldwide and Pilot Plant Manager, North America Division at Novo-Nordisk Biochem, Inc. from 1997 to 1999 and as a Staff Scientist from 1995 to 1997. Mr. Simpson served as Senior Research Engineer at Genentech, Inc. from 1992 to 1995. He served as Senior Scientist, Development at Genencor, Inc. (former subsidiary of Genentech) from 1987 to 1992 and served as Senior Chemist at Nalco Chemical Co. from 1985 to 1987. Mr. Simpson earned his M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University, and his B.S. in Chemical Engineering/Chemistry from the Clarkson College of Technology.

Executive Officer	Age	Positions

David P. Southwell	49	Mr. Southwell serves as our Executive Vice President and Chief Financial Officer. Previously, Mr. Southwell was a member of our Board of Directors from July 2008 until March 2010. Mr. Southwell served as Executive Vice President and Chief Financial Officer at Sepracor Inc. from 1995 to May 2008. Mr. Southwell served as Senior Vice President and Chief Financial Officer at Sepracor from 1994 to 1995. Prior to his employment with Sepracor, Mr. Southwell was employed by Lehman Brothers Inc., in various positions within the investment bank division, most recently in the position of Vice President. Mr. Southwell is Chairman of the Board of BioSphere Medical, a public company, and serves as a director of PTC Therapeutics, Inc. and THL Credit, Inc., both of which are private companies. He received a B.A. from Rice University and an M.B.A. at the Tuck School of Business at Dartmouth College.

David C. Stump, M.D.	60	Dr. Stump serves as our Executive Vice President, Research and Development, and has served with us since November 1999. From October 1995 to October 1999, he served as Vice President, Clinical Research and Genentech Fellow at Genentech, Inc. Dr. Stump first joined Genentech in 1989 as Director, Clinical Research and leader of its thrombolytic therapy drug development program. Prior to joining Genentech, he was Associate Professor of Medicine and Biochemistry at the University of Vermont. He received his medical degree at Indiana University and his postgraduate training at the University of Iowa as well as the University of Leuven, Belgium. He is board certified in Internal Medicine, Hematology and Medical Oncology and is a Fellow of the American College of Physicians and the Council on Arteriosclerosis, Thrombosis and Vascular Biology of the American Heart Association. He is the author of approximately 60 scientific publications, a Trustee of Adventist Health Care and Earlham College and a member of the Board of Directors of Sunesis Pharmaceuticals, Inc.

PROPOSAL 2.  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to the ratification of such appointment by our stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from stockholders. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP.

Audit Fees

The fees billed or incurred by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2009 and 2008, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the review of SEC filings and issuance of comfort letters in connection with our equity offerings in 2009 and the review and consent for our other filings for 2009 and 2008 were approximately $868,000 and $512,000, respectively.

Audit-Related Fees

The fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the audit of our annual consolidated financial statements for 2009 and 2008 were approximately $86,000 and $77,300, respectively.

Tax Fees

The fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for 2009 and 2008 were $84,000 and $49,000, respectively. Fees billed for 2009 include support of an Internal Revenue Code Section 382 analysis.

All Other Fees

In 2009 and 2008, Ernst & Young LLP did not bill us for any services other than those described above.

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under the rules and regulations of the Securities and Exchange Commission, provided that management obtains the Audit Committee’s approval before such services are rendered.

Audit Committee Report

The Audit Committee of the Board of Directors consists of three directors, who are each independent as required by The NASDAQ Stock Market listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Ha-Ngoc, Danzig and Lawlor. Each year, the Audit Committee selects, subject to stockholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB). These matters included a discussion of Ernst & Young’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young’s written disclosures and letter pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors have also recommended the selection of Ernst & Young LLP as our independent registered public accounting firm for 2010, subject to stockholder ratification.

Audit Committee

Tuan Ha-Ngoc, Chair
Richard J. Danzig
Augustine Lawlor

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our Common Stock as of February 28, 2010, unless otherwise indicated, by (1) all stockholders known by us to beneficially own more than 5% of the outstanding Common Stock, (2) each of the directors and nominees for director, (3) each executive officer, including those named in the Summary Compensation Table, and (4) all of our directors and executive officers as a group.

	Number of
Name and Address of Beneficial Owner(1)	Shares Owned		Percent Owned

FMR Corp 82 Devonshire Street. Boston, Massachusetts 02109	27,061,350	(2)	14.5	%(2)
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	17,146,054	(3)	9.2	%(3)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,857,962	(4)	5.8	%(4)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	10,692,480	(5)	5.7	%(5)
Loomis Sayles & Co., L.P. One Financial Center Boston, MA 02111	10,003,848	(6)	5.4	%(6)

Directors, Nominees and Executive Officers
H. Thomas Watkins	2,449,509	(7)	1.3%
Timothy C. Barabe	290,496	(8)	*
Susan D. Bateson	428,144	(9)	*
Richard J. Danzig	165,190	(10)	*
James H. Davis, Ph.D., J.D.	1,051,736	(11)	*
Jürgen Drews, M.D.	176,659	(12)	*
Maxine Gowen, Ph.D.	51,605	(13)	*
Tuan Ha-Ngoc	73,690	(14)	*
A. N. “Jerry” Karabelas, Ph.D.	171,190	(15)	*
Barry A. Labinger	585,822	(16)	*
John L. LaMattina, Ph.D.	50,877	(17)	*
Augustine Lawlor	138,926	(18)	*
Curran M. Simpson	297,564	(19)	*
David P. Southwell	92,487	(20)	*
David C. Stump, M.D.	1,004,404	(21)	*
Robert C. Young, M.D.	80,860	(22)	*
All 16 directors and executive officers as a group	7,109,159	(23)	3.7%

*	Percentage is less than 1% of the total number of outstanding shares of our Common Stock.

(1)	Except as otherwise indicated, each party has sole voting and investment power over the shares beneficially owned.

(2)	As reported on an Amended Schedule 13G filed on February 16, 2010 by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman and principal shareholder of FMR, the shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”) as an investment adviser to various investment companies (the “Funds”) and Fidelity Growth Company Fund (“Fidelity Fund”), with

Mr. Johnson, FMR and the Funds each having the sole power to dispose of such shares and the Funds’ Boards of Trustees having the sole power to vote or direct the vote of such shares. Fidelity Research and Fidelity Fund are wholly-owned subsidiaries of FMR.

(3)	As reported on a Schedule 13G filed on February 11, 2010 by Capital World Investors which may be deemed to beneficially own the shares in its capacity as an investment advisor to various investment companies registered under the Investment Company Act of 1940.

(4)	As reported on a Schedule 13G filed on January 29, 2010 by BlackRock, Inc. (“BlackRock”). The securities reported above are beneficially owned by funds and accounts managed by BlackRock and its subsidiaries.

(5)	As reported on an Amended Schedule 13G filed on February 12, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors including T. Rowe Price International and T. Rowe Price Mutual Funds, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	As reported on an Amended Schedule 13G filed on February 16, 2010 by Loomis Sayles & Co., L.P.

(7)	Includes 2,278,235 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Also includes 40,000 shares held jointly by Mr. Watkins and his wife, as to which Mr. Watkins shares investment and voting power, and 6,000 shares of Common Stock held by Mr. Watkins’s children, as to which Mr. Watkins disclaims beneficial ownership. Does not include 696,765 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(8)	Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer on March 3, 2010. Includes 240,925 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 179,505 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(9)	Includes 373,620 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 145,110 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 5,833 shares issuable upon vesting of restricted stock units within 60 days. Does not include 5,833 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(10)	Includes 158,690 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,310 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(11)	Includes 973,696 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 211,334 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Dr. Davis shares voting and investment power with respect to 78,040 shares of Common Stock with his wife.

(12)	Includes 166,690 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,310 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(13)	Includes 33,192 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 23,808 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Does not include 13,177 shares of Common Stock issuable pursuant to deferred stock units if the director ceases to serve as a member of the Board of Directors.

(14)	Includes 71,690 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,310 shares issuable upon exercise of options that are not exercisable within 60 days.

(15)	Includes 158,690 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,310 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(16)	Includes 585,822 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 214,182 shares issuable upon exercise of options that are not exercisable within 60 days.

(17)	Includes 20,877 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 20,123 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(18)	Includes 110,690 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,310 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(19)	Includes 292,009 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 144,534 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 5,555 shares issuable upon vesting of restricted stock units within 60 days. Does not include 5,555 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(20)	Mr. Southwell resigned as a member of the Board of Directors and became our Executive Vice President and Chief Financial Officer in March 2010. Includes 19,487 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 21,513 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(21)	Includes 984,828 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 210,182 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Dr. Stump shares voting and investment power with respect to 19,576 shares of Common Stock with his wife as trustees of the Stump Family Trust.

(22)	Includes 68,690 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,310 shares issuable upon exercise of options that are not exercisable within 60 days. Does not include 18,852 shares of Common Stock issuable pursuant to deferred stock units if the director ceases to serve as a member of the Board of Directors.

(23)	Includes 6,537,831 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 1,970,916 shares issuable upon exercise of options that are not exercisable within 60 days. Includes 11,388 shares issuable upon vesting of restricted stock units within 60 days. Does not include 11,388 shares issuable upon vesting of restricted stock units that are not issuable within 60 days. Does not include 32,029 shares of Common Stock issuable pursuant to deferred stock units if participating directors cease to serve as members of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors consists of four non-employee directors. The charter of the Compensation Committee may be viewed by accessing the “Investors” page of our website and clicking on “Compensation Committee.” A written copy of the Compensation Committee’s charter may be requested by any stockholder. The Compensation Committee is responsible for setting the policies that govern annual executive compensation. The responsibilities of the Compensation Committee include the following:

•	The review and approval of corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer; the annual evaluation of the performance of the President and Chief Executive Officer; and setting the compensation of the President and Chief Executive Officer.

•	The determination of the base and incentive compensation of all executive officers at or above the rank of vice president.

•	The recommendation of equity-based compensation plans to the Board of Directors.

•	The administration of stock option, stock incentive, and other stock compensation plans (including, without limitation, the Stock Incentive Plan and Employee Stock Purchase Plan).

•	The preparation of the Compensation Committee’s report and other compensation information required to be included in the proxy statement for the annual meeting of stockholders.

•	Regular reports and recommendations to the Board of Directors related to employee and director compensation at the Company.

The Compensation Committee makes compensation decisions regarding the Management Committee, which includes the President and Chief Executive Officer, the Chief Financial Officer, and other executive officers. The Compensation Committee is also responsible for making compensation recommendations regarding our non-employee directors. The Compensation Committee currently retains Towers Watson, an independent consulting firm, and successor company to Watson Wyatt (the firm we used in 2009), to provide industry-specific information and advice about executive compensation, compensation program design, and competitive compensation levels. In addition, the Human Resources department provides support to the Compensation Committee in carrying out its responsibilities. Employee attendees at Compensation Committee meetings include the Senior Vice President, Human Resources, the Senior Director, Compensation, Benefits, and HRIS, and the President and Chief Executive Officer.

In 2009, the Compensation Committee met a total of four times, twice in person and twice via teleconference. The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of the Senior Vice President, Human Resources. Topics covered by the Compensation Committee in 2009 included the following:

•	Approval of competitive peer group for the Management Committee’s and Board Directors’ compensation.

•	Competitive compensation and rewards for the Management Committee.

•	Review and approval of stock-based awards, bonus guidelines, and merit increase pool for employees at and above the director-level.

•	Review of stock-based awards for promotions, new hires, and certification / educational achievements for employees below the director-level (awarded according to preset targets approved by the Compensation Committee).

•	Approval of resolutions regarding annual stock-based awards for all employees, as well as all individual stock-based awards to employees at the director-level and above.

•	Approval of salary changes for vice presidents and above.

•	Approval of Towers Watson as independent compensation consultant for 2010.

In making recommendations on the Management Committee’s compensation, the Compensation Committee relies on Towers Watson for competitive data and recommendations on competitive compensation, and relies on the President and Chief Executive Officer for performance data on individual members of the Management Committee (other than the President and Chief Executive Officer). Company performance data are agreed upon by the President and Chief Executive Officer and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of our Company.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for the determination of fair, reasonable, and competitive compensation for the Management Committee. Throughout this proxy statement, the individuals who served as our President and Chief Executive Officer, and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table, are referred to as the “Executive Officers.”

Philosophy and Objectives

The Compensation Committee’s goal with respect to Executive Officers is to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention.

The three tools used for executive officer compensation in 2009 were base salary, cash incentive awards, and equity awards. The Compensation Committee believes that these components of compensation enable the Company to retain and motivate its employees.

The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the President and Chief Executive Officer and the other Executive Officers.

Base Salary.  The Compensation Committee’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. An employee’s base salary is determined by the Compensation Committee after considering a variety of factors that include value to us, knowledge, experience, accomplishments, responsibilities of the employee, and market compensation levels for individuals with similar credentials in similar companies. The Compensation Committee may, considering the advice of our management, change the salary of an individual on the basis of its judgment for any reason, including our Company’s performance or that of the individual, changes in responsibility, and changes in the market for executives with similar credentials.

Cash Incentive Awards.  The purpose of the cash incentive award program for Executive Officers is to motivate and reward the achievement of specific preset corporate goals, agreed to in advance by the Board of Directors, along with the achievement of individual performance goals. Achievement of established corporate goals at the end of the measurement period is presented to and discussed with the Board of Directors by the President and Chief Executive Officer; based on this discussion, the Compensation Committee then determines the percent completion of the goals. Target cash incentive awards for Executive Officers are set based upon analysis of competitive data (see “Setting Executive Compensation” below).

Stock Incentive Awards.  Stock incentive awards are a fundamental element in our executive compensation program because they emphasize our long-term performance, and better align stockholder and management interests. In addition, stock incentives are an effective retention tool and an important part of a competitive compensation program.

Setting Executive Compensation

The process of determining compensation in 2009 for the Executive Officers began with a presentation of the competitive data to the Compensation Committee in January 2009. Watson Wyatt, an independent executive compensation consulting firm, provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions.

In consultation with Watson Wyatt and management of the Company, the Compensation Committee chose seventeen peer biopharmaceutical companies for 2009. The peer company group was based on industry, stage of development, business strategy, competition for talent, and size (revenue and market capitalization). The peer group companies were divided into two subsets: (i) 11 “Current Stage” companies, and (ii) 6 “Next Stage” companies. Current Stage companies had market capitalization of at least $1 billion and products in phase 2 and/or phase 3 clinical trials. Next Stage companies were an industry match, but with a significant revenue or size difference. The data from the Next Stage group was reviewed because we compete with these companies for executives. However, the Compensation Committee gave the heaviest weight to the Current Stage company data.

The companies comprising our peer group were:

Current Stage:	Next Stage:

Alexion Pharmaceuticals Inc.	Biogen Idec Inc.

Amylin Pharmaceuticals Inc.	Celgene Corp.

Biomarin Pharmaceutical Inc.	Cephalon Inc.

Cubist Pharmaceuticals Inc.	Gilead Sciences Inc.

Exelixis Inc.	Millennium Pharmaceuticals Inc.

Imclone Systems Inc.	Sepracor Inc.

Medarex Inc.

PDL Biopharma, Inc.

Regeneron Pharmaceuticals Inc.

Vertex Pharmaceuticals Inc.

Zymogenetics Inc.

Watson Wyatt’s analyses included the following data collected from the proxy statements of the peer group companies: (i) base salary, target and actual bonus; (ii) total cash compensation made up of base salary plus actual bonus; and (iii) total direct compensation consisting of base salary, target bonus, and expected value of long-term incentives, which included the Black-Scholes value of stock options.

As further validation for the market competitiveness of our compensation programs and to supplement insufficient proxy data for two Executive Officer positions, we also review annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. These surveys are specific to the biopharmaceutical and biotech sector, and we request select (or custom) data cuts of these surveys so that the compensation information reflects the practices of companies that are similar to us.

In the competitive data presented to the Compensation Committee by Watson Wyatt, each compensation element for the Executive Officers was identified as “< 40th” percentile, “40th — 60th” percentile, “60th — 75th” percentile, or “above 75th” percentile, relative to the proxy data from peer companies and the survey data. In general, the Compensation Committee targets the “40th — 60th” percentile on total direct compensation. For certain Executive Officers, the Compensation Committee may deem it appropriate that their compensation exceed the

“40th — 60th” percentile of the competitive data due to, among other factors, their extensive experience, the individual’s scope of responsibility, accountability and impact on our operations, and the impact their departure might have on our performance.

The Compensation Committee reviewed the analysis from Watson Wyatt, and held a meeting with the President and Chief Executive Officer and the Senior Vice President, Human Resources, in February 2009, at which the performance of each Executive Officer was discussed. Based upon the analysis provided by Watson Wyatt in combination with these individual performance assessments, the Compensation Committee determined each Executive Officer’s new base salary, cash incentive award for the prior year’s performance, and equity award.

Compensation Elements

The Executive Officers’ compensation structure consists of base salary, cash incentive awards and stock incentive grants. A significant percentage of total direct compensation is allocated to stock incentive grants as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between cash and incentive compensation. Rather, the Compensation Committee reviews information provided by Watson Wyatt to determine the appropriate level and mix of incentive compensation.

Base Salary

The Compensation Committee reviews salary levels annually as part of the Company’s performance review process. The committee also reviews salary upon promotion or other change in an employee’s job responsibility. The Compensation Committee reviews competitive and performance data in order to make compensation decisions that will maintain a competitive standing for each executive officer, but not place them outside a reasonable range of compensation paid to peers in the industry. The Compensation Committee establishes salaries based on a review of the competitive data, consideration of individual performance, compensation relative to other Executive Officers, and the importance to stockholders of that person’s continued service.

Cash Incentive Awards

Cash incentive awards are determined by the Compensation Committee, with advice from the President and Chief Executive Officer, based upon the Compensation Committee’s assessment of the achievement of our corporate goals for the prior year. In determining cash incentive awards for 2009 performance, the Compensation Committee considered each individual’s performance on individual goals, and the executive team’s achievement of the following preset corporate goals:

Raxibacumab:
	Ship 20,001 doses in Q1	Achieved
	File BLA by May	Achieved
	Secure follow-on order for at least 10,000 doses	Achieved; order for 45,000 doses over 3 yrs
ZALBINtm:
	Complete disclosure of ACHIEVE trial results in March 2009	Achieved
	File BLA by September 2009	Achieved in November
	Reach agreement on additional clinical trials	Shifted to 2010
	After data, finalize product launch plan	Achieved
BENLYSTAtm:
	Complete BLISS studies /disclose results in July and November	Achieved
	Complete additional Phase 2 exploratory study enrollment by April	Achieved early
	After data, finalize product launch plan	Achieved
Pipeline:
	Complete final interim analyses for mapatumumab NSCLC trial and final Phase 2 analyses for multiple myeloma trial	Shifted to 2010
	Go/no go on mapatumumab hepatocellular cancer trial to Stage 2	Shifted to 2010
	Begin a Phase 1 hematologic malignancy trial for HGS1029 by July	Shifted to Oct; achieved
	Complete new target work to allow go/no go decision on two IND candidates	Shifted to 2010
Financial:
	Net cash burn of $25 million or less, including revenue of $250 million or more	Achieved
	Develop a comprehensive plan to address convertible debt and begin execution of first phases as agreed	Achieved
	Seek efficiencies to maximize 2011 cash position	Achieved

Based upon our 2009 performance in relation to these goals, along with the positive results from our two phase 3 Benlysta trials and two successful public stock offerings with net proceeds of over $812 million, the Compensation Committee determined that overall 2009 performance for Executive Officers should be rewarded at a level between 200% and 300% of their cash incentive award targets.

The cash incentive awards made to Executive Officers are reported in the Summary Compensation Table on page 28.

Stock Incentive Awards

Stock incentive awards may include stock options, stock appreciation rights, restricted or unrestricted stock awards, stock-equivalent units and any other stock-based awards under Section 162(m) of the Internal Revenue Code, and are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is related to long-term stockholder value because they are linked to the value of our Common Stock. Historically, we have relied solely on stock options as a means of providing equity incentives for our executives. However, our Stock Incentive Plan enables the grant of all of the forms of equity-based compensation referred to above. More recently, we have also awarded restricted stock to Executive Officers. In 2009, all Executive Officers received their stock incentive awards in the form of incentive stock options with standard four year vesting.

In determining the size of a stock incentive award to an executive officer, the Compensation Committee considers Company performance, competitive data, and the individual’s scope of responsibility and continuing performance. Most importantly, since the stock incentive award is meant to be a retention tool, the Compensation Committee considers the importance to stockholders of that person’s continued service.

In 2009 we continued to give our employees a choice between 100% stock options or a mix of 50% stock options and 50% restricted stock units for their stock award. There is an exchange ratio between stock options and restricted stock units, which is determined based on the Black-Scholes valuation method and is revisited on an annual basis. In 2009, the ratio was 2 stock options to 1 restricted stock unit. This program was available to all employees, including Executive Officers. All options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant, and vest over the first four years of the ten-year option term. The restricted stock units also vest over a four year period. When each restricted stock unit vests, one share of our Common Stock is issued to the unit holder.

Key Executive Severance Plan

The President and Chief Executive Officer, as well as other Executive Officers identified by the Compensation Committee, are eligible for the Key Executive Severance Plan (the “Plan”). In the event of a change of control which results in the termination of a Plan participant, or in the event of the resignation by the participant for good reason, we will provide the participant with the following payments and benefits:

1. A lump sum cash payment equal to 1.5 (2.0 for the President and Chief Executive Officer) multiplied by the sum of the participant’s annual salary and the average of the participant’s cash incentive payments for the last three years.

2. Continuation of the participant’s participation in our group medical, dental, life, and disability plans for 18 months (24 months for the President and Chief Executive Officer) after the date of termination.

3. Full vesting of all stock options and restricted stock.

The above is a general description of the Plan. Detailed provisions and limitations are outlined in the Plan document.

Risk Management

In determining the structure of our executive officer compensation program and the appropriate levels of incentive opportunities, the Compensation Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect stockholder returns. While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Compensation Committee believes an approach of ongoing and active discussion with management regarding progress on short- and long-term goals enables informed decisions while avoiding the risks sometimes associated with managing short-term results to achieve pre-determined formulaic outcomes. We believe that our compensation program provides officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the Company. Furthermore, the Compensation Committee has the authority to pay Executive Officers less than the maximum annual cash incentive award amount after assessing the overall contribution and performance of the Executive Officers, thereby facilitating an appropriate balance between risk and compensation.

Timing of Annual Awards

In order to assess the performance of a full calendar year, annual awards are distributed in March of the following year. In 2007, the Compensation Committee decided that all annual stock-based awards, beginning with awards issued in 2007, would have an effective date on March 10th of each year, or, if March 10th is not a day on which our Common Stock is traded, on the next preceding day on which our Common Stock is traded. Salary increases for 2009 were effective on February 16, 2009. Stock-based awards were approved by the Compensation Committee on February 25, 2009, with an effective date of March 10, 2009. Cash incentive awards for 2009 performance were approved by the Compensation Committee on February 25, 2010 and were paid on March 12, 2010.

Compensation for Newly Hired Executive Officers

When determining compensation for a new executive officer, factors taken into consideration are the individual’s skills, background, and experience, the individual’s potential impact on our short-and long-term success, and competitive data from both the list of peer companies and industry-specific published surveys, and data collected from executive search consultants and prospective candidates during the recruitment process.

In addition, we make a grant of stock options when an executive officer joins the Company and may, at the Compensation Committee’s discretion, also grant restricted stock or restricted stock units upon hire. Options are granted at no less than 100% of the fair market value on the date of grant. In 2009, we hired no new Executive Officers.

Chief Executive Officer’s Compensation

Mr. Watkins’ base salary was set at $700,000 per year for 2009, and he received a grant of 500,000 stock options. His cash incentive award for 2009 performance was $1,050,000. The Compensation Committee determined Mr. Watkins’ compensation awards after considering a variety of factors, including Mr. Watkins’ performance against preset goals, his level of responsibility within the Company, industry surveys and the counsel provided by Watson Wyatt based on the competitive data discussed earlier.

For 2010, Mr. Watkins will receive an increase in base pay of 2.9%, bringing his annual base salary to $720,000. The decision was based on external market conditions and extremely strong performance in 2009. In addition to meeting or exceeding the majority of preset goals, under Mr. Watkins’ leadership, the Company was able to raise over $812 million through two public offerings and the stock price of the Company increased from $0.48 per share in March of 2009 to $30.58 per share on December 31, 2009.

Perquisites and Other Personal Benefits

We provide certain Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Executive Officers.

In 2009 Mr. Watkins received a car allowance, payment of insurance premiums to cover the supplemental disability insurance policy provided to all of our officers, and reimbursement of certain personal travel. In 2009, the Compensation Committee approved a one-year extension, to November 2010, of reimbursement of certain personal travel.

The remaining Executive Officers are eligible for an executive salary continuation plan that is offered to all of our officers and provides an individual disability income policy to cover the loss above the group benefit potential. The individual policy is paid for by the Company. Since it is an individual policy, each executive must apply and qualify on an individual basis. This individual policy belongs to the officer and would transfer with the officer should he or she leave the Company.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and to the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

So that the Compensation Committee may retain maximum flexibility to structure performance targets based on corporate and individual metrics designed to achieve our various corporate goals, our annual cash incentive compensation award program does not conform to the requirements of Section 162(m). All stock option awards granted to our Executive Officers have been structured so that the compensation realized when the stock options are exercised should be treated as performance-based compensation exempt from the deduction limitation of Section 162(m). In contrast, the compensation the Executive Officers will realize when any restricted stock or restricted stock units they have received to date vest will not be treated as performance-based and its deductibility by the Company for federal income tax purposes may be limited depending upon the value of our Common Stock on the vesting date and the amount of other nonperformance-based compensation that the Executive Officer receives in that same fiscal year. The Compensation Committee believes that all of the nonperformance based compensation paid to our Executive Officers in 2009 should be deductible by the Company for federal income tax purposes except for the amount of nonperformance-based compensation paid to Messrs. Watkins and Stump, in each case, in excess of $1 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Augustine Lawlor, Chair
Argeris N. Karabelas, Ph.D.
Tuan Ha-Ngoc
John L. LaMattina, Ph.D.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2007, 2008 and 2009 by our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers:

						Non-Equity
					Option	Incentive Plan
		Salary ($)	Bonus ($)	Stock Awards ($)	Awards ($)	Compensation ($)	All Other
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Compensation ($)		Total ($)

H. Thomas Watkins	2009	700,000	—	—	131,100	1,050,000	30,501	(7)	1,911,601
President and Chief Executive	2008	696,154	—	—	1,017,650	450,000	34,582	(7)	2,198,386
Officer	2007	671,154	—	—	1,858,040	500,000	36,534	(7)	3,065,728
Timothy C. Barabe(6)	2009	369,991	—	—	28,842	300,000	8,147	(8)	706,980
Senior Vice President and	2008	361,846	—	—	254,413	130,000	8,545	(8)	754,804
Chief Financial Officer	2007	348,462	—	—	464,510	140,000	9,482	(8)	962,454
Barry A. Labinger	2009	477,300	—	—	39,330	430,000	9,822	(9)	956,452
Executive Vice President and	2008	474,638	—	—	305,295	190,000	9,572	(9)	979,505
Chief Commercial Officer	2007	460,000	—	—	580,638	205,000	9,572	(9)	1,255,210
David C. Stump, M.D.	2009	479,231	110,000	—	39,330	540,000	11,809	(10)	1,180,370
Executive Vice President,	2008	472,692	—	—	305,295	195,000	12,809	(10)	985,796
Research and Development	2007	457,692	—	—	580,638	205,000	12,809	(10)	1,256,139
James H. Davis, Ph.D., J.D.	2009	440,000	—	—	39,330	450,000	14,230	(11)	943,560
Executive Vice President,	2008	433,846	—	—	305,295	175,000	15,230	(11)	929,371
General Counsel and Secretary	2007	396,615	—	—	603,863	180,000	15,230	(11)	1,195,708

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under our 401(k) plan established under Section 401(k) of the Internal Revenue Code.

(2)	Performance-based bonuses are generally paid under our cash bonus program and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to any amounts earned under the cash bonus program.

(3)	Reflects the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	Reflects the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	Represents bonus amounts earned under our cash bonus program.

(6)	Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer on March 3, 2010.

(7)	Includes a car allowance of $12,000 and payment of insurance premiums of $9,294 for each year presented. Includes company contributions to a 401(k) plan account for the executive of $3,875, $5,125 and $4,125 for 2007, 2008 and 2009, respectively, and reimbursement of commuting expenses of $11,364, $8,163 and $5,082 for travel to and from Chicago, Illinois for 2007, 2008 and 2009, respectively.

(8)	Includes payment of insurance premiums of $4,357, $4,022 and $4,022 in 2007, 2008 and 2009, respectively, and company contributions to a 401(k) plan account for the executive of $5,125, $4,523 and $4,125 in 2007, 2008 and 2009, respectively.

(9)	Includes payment of insurance premiums of $5,697 for each year presented and company contributions to a 401(k) plan account for the executive of $3,875, $3,875 and $4,125 for 2007, 2008 and 2009, respectively.

(10)	Includes payment of insurance premiums of $7,684 for each year presented and company contributions to a 401(k) plan account for the executive of $5,125, $5,125 and $4,125 for 2007, 2008 and 2009, respectively.

(11)	Includes payment of insurance premiums of $10,105 for each year presented and company contributions to a 401(k) plan account for the executive of $5,125, $5,125 and $4,125 for 2007, 2008 and 2009, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2009 to our named executive officers:

					All Other
					Awards:		Grant Date
		Estimated Future Payouts Under			Number of	Exercise or	Fair Value of
		Non-Equity			Securities	Base Price of	Stock and
		Incentive Plan Awards(1)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards(2)	Awards(3)
Name	Date	($)	($)	($)	(#)	($)	($)

H. Thomas Watkins	N/A	393,750	525,000	1,312,500
	3/10/2009				500,000	0.52	131,100
Timothy C. Barabe(4)	N/A	109,200	145,600	364,000
	3/10/2009				110,000	0.52	28,842
Barry A. Labinger	N/A	161,089	214,785	536,963
	3/10/2009				150,000	0.52	39,330
David C. Stump, M.D.	N/A	162,000	216,000	540,000
	3/10/2009				150,000	0.52	39,330
James H. Davis, Ph.D., J.D.	N/A	148,500	198,000	495,000
	3/10/2009				150,000	0.52	39,330

(1)	The amounts reflect the minimum payment level under the cash bonus program which is 75% of the target amount. The maximum amount is 250% of the target amount. The target amount is based on the individual’s current salary and represents 75% of Mr. Watkins’s base salary, 40% of the base salary for Mr. Barabe and 45% of the base salary for Mr. Labinger and Drs. Stump and Davis.

(2)	Options granted under our Stock Incentive Plan have an exercise price equal to the closing price on The NASDAQ Stock Market on the date of grant.

(3)	Reflects the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer on March 3, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options awarded to our named executive officers as of December 31, 2009:

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options(2) (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

H. Thomas Watkins	1,250,000	—	10.47	11/21/2014
	304,200	20,800	10.89	3/14/2016
	274,560	125,440	10.62	3/10/2017
	218,400	281,600	4.92	3/10/2018
	93,735	406,265	0.52	3/10/2019
Timothy C. Barabe(3)	192,410 (4)	37,917 (4)	10.11	7/10/2016
	68,640	31,360	10.62	3/10/2017
	54,600	70,400	4.92	3/10/2018
	20,621	89,379	0.52	3/10/2019
Barry A. Labinger	300,000	—	13.43	8/15/2015
	35,100	2,400	10.89	3/14/2016
	53,300	9,200	10.11	7/10/2016
	85,800	39,200	10.62	3/10/2017
	65,520	84,480	4.92	3/10/2018
	3,124	121,880	0.52	3/10/2019
David C. Stump, M.D.	200,000	—	65.56	12/6/2010
	140,000	—	38.63	12/5/2011
	115,000	—	9.35	12/11/2012
	100,000	—	12.38	12/10/2013
	115,010	—	12.56	1/17/2015
	134,000 (5)	—	12.56	4/7/2010
	93,600	6,400	10.89	3/14/2016
	85,800	39,200	10.62	3/10/2017
	65,520	84,480	4.92	3/10/2018
	28,120	121,880	0.52	3/10/2019
James H. Davis, Ph.D., J.D.	200,000	—	65.56	12/6/2010
	140,000	—	38.63	12/5/2011
	115,000	—	9.35	12/11/2012
	100,000	—	12.38	12/10/2013
	100,030	—	12.56	1/17/2015
	134,000 (5)	—	12.56	4/7/2010
	93,600	6,400	10.89	3/14/2016
	89,232	40,768	10.62	3/10/2017
	65,520	84,480	4.92	3/10/2018
	28,120	121,880	0.52	3/10/2019

(1)	There were no outstanding restricted stock awards as of December 31, 2009 as all previously granted restricted stock awards had vested or been cancelled.

(2)	Except as otherwise noted, each option vests at the rate of one-eighth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vest monthly on a ratable basis for the next 42 months.

(3)	Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer on March 3, 2010. Mr. Barabe’s options will cease vesting on March 31, 2010. As a result of his resignation, Mr. Barabe’s options will expire on March 31, 2011.

(4)	One-fourth of the underlying shares vested on July 10, 2007, the one-year anniversary of the date of grant. The remaining shares were scheduled to vest monthly on a ratable basis for the next 36 months.

(5)	Drs. Stump and Davis each received a grant on April 7, 2005 which vested at a rate of one-fourth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vested monthly on a ratable basis for the next 18 months.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)

H. Thomas Watkins	—	—	—	—
Timothy C. Barabe(3)	29,673	507,705	—	—
Barry A. Labinger	24,996	671,143	—	—
David C. Stump, M.D.	—	—	—	—
James H. Davis, Ph.D., J.D.	—	—	—	—

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

(2)	Based on the market price for our Common Stock on the vesting date.

(3)	Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer on March 3, 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination without a Change in Control

In November 2004, we entered into an employment agreement with Mr. Watkins in which Mr. Watkins agreed to serve as our Chief Executive Officer. Under that agreement, as amended in December 2007 and December 2008, if we terminate Mr. Watkins’s employment without cause or choose not to renew the employment agreement, or Mr. Watkins terminates his employment for good reason, Mr. Watkins will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the Company in connection with his termination of employment: (i) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (ii) base salary continuation payments for a period of 24 months; (iii) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (iv) continued participation in our group health plan for a period of 24 months at our expense, provided that Mr. Watkins is not then eligible to participate in a group health plan of another entity; and (v) a 18-month period, measured from the date of Mr. Watkins’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement. Upon termination, Mr. Watkins’s stock options will immediately vest for those shares that were otherwise scheduled to vest over the 12-month period following the date of termination.

In July 2006, we entered into a letter agreement with Mr. Barabe in which Mr. Barabe agreed to serve as our Senior Vice President and Chief Financial Officer. As a result of the execution of a new executive agreement by Mr. Barabe in December 2007, as amended in December 2008, the existing severance arrangements for Mr. Barabe were amended to provide that in the event Mr. Barabe’s employment is terminated by us without cause or terminated by Mr. Barabe for cause, we shall pay to Mr. Barabe all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. On March 3, 2010, Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer. In connection with Mr. Barabe’s resignation, we entered into a separation agreement with Mr. Barabe, effective March 2, 2010 (the “Separation Agreement”). The Separation Agreement provides that Mr. Barabe will be paid his base salary of $364,000, with half of this amount being paid on October 1, 2010 and the balance paid in equal installments over the following six months. In addition, on October 1, 2010, Mr. Barabe will receive a lump sum bonus amount of $75,000 for 2010, which is a pro-rata bonus payment measured by his period of employment during 2010 and the amount of bonus earned for 2009. Mr. Barabe’s right to exercise any of his outstanding stock options, to the extent vested as of March 31, 2010 will continue until the earlier of the original expiration date of the applicable option agreement or March 31, 2011. The Separation Agreement also contains mutual releases and confidentiality provisions.

In June 2005, we entered into a letter agreement with Mr. Labinger in which Mr. Labinger agreed to serve as our Executive Vice President and Chief Commercial Officer. As a result of the execution of a new executive agreement by Mr. Labinger in December 2007 as amended in December 2008, the existing severance arrangements for Mr. Labinger were amended to provide that if we terminate Mr. Labinger’s employment without cause or Mr. Labinger terminates his employment for good reason, Mr. Labinger will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the Company in connection with his termination of employment: (i) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (ii) base salary continuation payments for a period of 12 months; (iii) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (iv) continued participation in our group health plan for a period of 12 months at our expense, provided that Mr. Labinger is not then eligible to participate in a group health plan of another entity; and (v) a 12-month period, measured from the date of Mr. Labinger’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

In December 2004, we entered into an Executive Agreement with Dr. Stump, as amended in December 2007 and December 2008, which provides that if we terminate Dr. Stump’s employment without cause or Dr. Stump terminates his employment for good reason, Dr. Stump will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the Company in connection with his termination of employment: (i) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (ii) base salary continuation payments for a period of 12 months; (iii) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (iv) continued participation in our group health plan for a period of 12 months at our expense, provided that Dr. Stump is not then eligible to participate in a group health plan of another entity; and (v) a 12-month period, measured from the date of Dr. Stump’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

In December 2004, we entered into an Executive Agreement with Dr. Davis, as amended in December 2007 and December 2008, which provides that if we terminate Dr. Davis’s employment without cause or Dr. Davis terminates his employment for good reason, Dr. Davis will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the Company in connection with his termination of employment: (i) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (ii) base salary continuation payments for a period of 12 months; (iii) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (iv) continued participation in our group health plan for a period of 12 months at our expense, provided that Dr. Davis is not then eligible to participate in a group health plan of another entity; and (v) a 12-month period, measured from the date of Dr. Davis’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

In March 2010, we entered into an Executive Agreement with Mr. Southwell, which provides that if we terminate Mr. Southwell’s employment without cause or Mr. Southwell terminates his employment for good reason, Mr. Southwell will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the Company in connection with his termination of employment: (i) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (ii) base salary continuation payments for a period of 12 months; (iii) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (iv) continued participation in our group health plan for a period of 12 months at our expense, provided that Mr. Southwell is not then eligible to participate in a group health plan of another entity; and (v) a 12-month period, measured from the date of Mr. Southwell’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

Termination Upon a Change in Control

In July 1998, we established a Key Executive Severance Plan for our Chief Executive Officer, President and other key employees, and pursuant to that plan, as amended and restated in December 2008, we entered into agreements with the executive officers. The agreements provide that in the event the executive’s employment is terminated by us or a successor without cause or by the executive for good reason, in either case within 18 months after a Change in Control (as defined in the Key Executive Severance Plan), we will make a cash payment to the executive equal to 1.5 times the sum of the executive’s annual salary plus average annual bonus (2.0 times in the case of the Chief Executive Officer) and the executive will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 18 months (24 months in the case of the Chief Executive Officer) at the same rates applicable to the executive during the executive’s employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event the executive’s employment is terminated without cause or the executive resigns for good reason, in either case within 18 months after the Change in Control. Each executive also agreed to certain confidentiality and non-solicitation provisions as a condition to participation in the Key Executive Severance Plan.

The following table sets forth information with respect to compensation to the executives upon a Change in Control:

	Cash	Equity	Benefits and
	Payment(1)	Acceleration(2)	Perquisites(3)
Name	($)	($)	($)

H. Thomas Watkins	2,733,333	67,380,750	71,299
Timothy C. Barabe(4)	—	—	—
Barry A. Labinger	1,128,450	18,015,750	46,562
David C. Stump, M.D.	1,245,000	21,570,495	53,548
James H. Davis, Ph.D., J.D.	1,062,500	21,400,356	64,754

(1)	Cash payment equals the executive’s annual salary as of December 31, 2009 plus their calculated bonus multiplied by the amount indicated in the discussion above. Calculated bonus equals average of the three prior years’ annual bonuses.

(2)	Aggregate intrinsic value of unvested stock options and stock awards as of December 31, 2009. For stock options, aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2009.

(3)	Reflects the present value of premiums for 18 months (24 months for Mr. Watkins) for group medical, dental, life and disability programs. Amounts are based on the premiums in effect at December 31, 2009 and include tax reimbursement at a marginal tax rate of 40%.

(4)	Mr. Barabe resigned as our Senior Vice President and Chief Financial Officer on March 3, 2010.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation paid during the last fiscal year to each individual who served as a director at any time during the fiscal year:

	Fees
	Paid in	Stock	Option
Name	Cash ($)	Awards(1) ($)	Awards(2) ($)	Total ($)

Richard J. Danzig	59,750	—	17,256	77,006
Jürgen Drews, M.D.	23,875	15,375	17,256	56,506
Maxine Gowen, Ph.D.	—	33,000	17,256	50,256
Tuan Ha-Ngoc	78,000	—	17,256	95,256
A.N. “Jerry” Karabelas, Ph.D.	77,000	—	17,256	94,256
John L. LaMattina, Ph.D.	52,000	—	17,256	69,256
Augustine Lawlor	34,375	34,375	17,256	86,006
David P. Southwell(3)	56,750	—	17,256	74,006
Robert C. Young, M.D.	16,875	16,875	17,256	51,006

(1)	Reflects fair market value of shares of Common Stock issued to director under the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan as described below.

(2)	Reflects the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The aggregate number of option awards outstanding as of December 31, 2009 for Mr. Danzig was 176,000, Dr. Drews was 184,000, Dr. Gowen was 57,000, Mr. Ha-Ngoc was 89,000, Dr. Karabelas was 176,000, Dr. LaMattina was 41,000, Mr. Lawlor was 128,000, Mr. Southwell was 41,000 and Dr. Young was 86,000.

(3)	Mr. Southwell resigned as a member of the Board of Directors and became our Executive Vice President and Chief Financial Officer in March 2010.

In 2009, each director who was not an employee was eligible to receive a director’s fee of $25,000 per year and a fee ranging from $750 to $2,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. The Chairman of the Board is entitled to an additional director fee at a rate of $25,000 per year. The chairman of the Audit Committee is entitled to an additional director fee at a rate of $10,000 per year, with each member of the Audit Committee other than the chair receiving an additional fee of $5,000. The chairmen of the Nominating and Governance Committee and Compensation Committee are entitled to an additional director fee of $5,000 per year, with each member of these committees other than the chairs receiving an additional fee of $3,000. All members of the Finance Committee receive $1,500 per meeting. Directors who are also employees received no compensation for their services to us as directors.

Each non-employee director is entitled to receive an automatic grant of an option to purchase 25,000 shares of Common Stock on the date that such non-employee director is first elected or appointed. Each non-employee director is entitled to receive an automatic grant of an option to purchase 16,000 shares of Common Stock on the day immediately following the date of each annual meeting of stockholders.

In January 2007, the Board of Directors adopted the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan. The plan enables non-employee directors to elect to receive shares of our Common Stock in lieu of cash fees otherwise payable to such directors for their services on the Board of Directors. Under the plan, directors may receive fully vested shares of Common Stock or elect to have fully vested stock units credited to an account. Stock units credited to a director’s account will be settled in shares of Common Stock when the director ceases to serve on the Board of Directors. The number of shares of Common Stock or stock units will be based on the fair market value of our Common Stock on the date the cash fees are otherwise payable to the director.

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of December 31, 2009.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in First Column)(1)

Equity compensation plans approved by security holders	24,601,174	$13.62	7,781,289
Equity compensation plans not approved by security holders	—	—	—

Total	24,601,174		7,781,289

(1)	Represents shares of our Common Stock issuable in connection with such equity compensation plans.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

It is the responsibility of our Audit Committee to review all transactions or arrangements between our company and any of our directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2009.

Other Matters

Our Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 26, 2010, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO OUR OFFICES, 14200 SHADY GROVE ROAD, ROCKVILLE, MARYLAND 20850, ATTENTION: INVESTOR RELATIONS OFFICE. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. OUR FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON OUR WEBSITE (WWW.HGSI.COM) AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2011 Annual Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting of stockholders is December 8, 2010. Any such proposal received by our principal executive offices in Rockville, Maryland after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

The deadline for submission of stockholder proposals to be presented at the 2011 annual meeting of stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is February 6, 2011. Any such proposal received by our principal executive offices in Rockville, Maryland after such date may be considered untimely and excluded. If such proposal is presented at the 2011 annual meeting of stockholders, the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

By Order of the Board of Directors,

James H. Davis, Secretary

April 7, 2010

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 59 MAIDEN LANE NEW YORK, NY 10038 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M22410-P91124 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HUMAN GENOME SCIENCES, INC. Board of Directors recommends a vote “FOR” the nominees for director listed below and “FOR” proposal 2. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Directors 1. Election of Directors Nominees: 01) Richard J. Danzig 02) Jürgen Drews, M.D. 03) Maxine Gowen, Ph.D. 04) Tuan Ha-Ngoc 05) A. N. “Jerry” Karabelas, Ph.D. 0 0 0 06) John L. LaMattina, Ph.D. 07) Augustine Lawlor 08) H. Thomas Watkins 09) Robert C. Young, M.D. Vote on Proposal 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. 3. To act upon such other matters which may properly come before the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof. For Against Abstain 0 0 0 This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted “FOR” the election of the nominees and “FOR” proposal 2. Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed within the United States. (If you submit your proxy by telephone or Internet, do not return your proxy card.) Note: Please sign exactly as your name appears hereon. If the shares are in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should give their full titles. If a signatory is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If a signatory is a partnership, please sign in partnership name by an authorized person. Please indicate if you plan to attend this meeting. Yes No 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annual Meeting of Stockholders HUMAN GENOME SCIENCES, INC. May 20, 2010 Please date, sign and mail your proxy card back as soon as possible or submit your proxy by telephone or Internet. If you submit your proxy by telephone or Internet, do not return your proxy card. * * * ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS Human Genome Sciences, Inc.’s Proxy Statement, and 2009 Annual Report are available electronically. As an alternative to receiving printed copies of these materials in future years, you may decide to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You also can reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help reduce our printing and mailing costs. To sign up for electronic delivery, please vote using the Internet at www.proxyvote.com, and when prompted, indicate that you agree to receive or access stockholder communications electronically in future years and provide your email address. If you have any questions about electronic delivery, please contact Human Genome Sciences, Inc.’s Investor Relations Department at (301) 610-5800 or at Investor_Relations@hgsi.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com. M22411-P91124 HUMAN GENOME SCIENCES, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010 The undersigned hereby appoints JAMES H. DAVIS, Ph.D., J.D., and BARRY A. LABINGER, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Human Genome Sciences, Inc. (the “Company”) to be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Thursday, May 20, 2010 at 9:30 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the matters listed on the reverse side, and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby acknowledges receipt of a copy of the Company’s 2009 Annual Report and Notice of 2010 Annual Meeting of Stockholders and Proxy Statement relating to such Annual Meeting. The undersigned revokes all prior proxies given for said Annual Meeting and any adjournment or postponement thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” THE OTHER PROPOSALS. (Continued and to be signed on reverse side)